Exhibit (a)(1)(N)

ANNEX 1: SUPPLEMENT NO. 2 TO THE TENDER OFFER DOCUMENT

SUPPLEMENT NO. 2 TO THE TENDER OFFER DOCUMENT ISSUED ON 11 MARCH 2016 BY ACORDA THERAPEUTICS, INC. RELATING TO THE VOLUNTARY PUBLIC TENDER OFFER FOR ALL OF THE ISSUED AND OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES, STOCK OPTIONS, SHARE UNITS AND WARRANTS IN BIOTIE THERAPIES OYJ

22 March 2016

Acorda Therapeutics, Inc. (“Acorda”) supplements the tender offer document published on 11 March 2016 (“Tender Offer Document”) in accordance with the Chapter 11, Section 11, Subsection 4 of the Finnish Securities Markets Act (746/2012, fi: Arvopaperimarkkinalaki) as follows.

Biotie Therapies Corp. (“Biotie”) published its audited financial statement report for the financial year ended 31 December 2015 (“2015 Financial Statement Report”) on 22 March 2016. Acorda supplements Section 5.10 of the Tender Offer Document with the 2015 Financial Statement Report, which is added as Annex I of the Tender Offer Document.

The Tender Offer Document with the aforementioned supplements and amendments is available from 22 March 2016.

The Finnish Financial Supervisory Authority has approved the Finnish language version of this supplement but is not responsible for the accuracy of the information presented therein. The decision number of such approval is FIVA 4/02.05.05/2016.